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                                                                    Exhibit 99.1


       FORM OF SUBSCRIPTION AGENT AGREEMENT BETWEEN AVIATION SALES COMPANY

                AND CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

Date:    December __, 2001


Continental Stock Transfer and Trust Company
2 Broadway

New York, New York 10004
Attention:  Reorganization Department

Gentlemen:

         Aviation Sales Company, a Delaware corporation (the "Company"), is making an offer to issue to its stock holders of record, as of 5:00 p.m., New York City time on ________, 2001 (the "Record Date") 1.599 rights (each, a "Right") for each share of Company common stock $.001 par value ("Common Stock"), held of record on the Record Date (the "Subscription Offer"). Holders of Rights are entitled to subscribe for and purchase one share of the Common Stock, (collectively, the "Rights Shares"). The subscription price is $.8325 per Right (the "Subscription Price"), payable by wire transfer, cashier's or certified check or other acceptable methods as may be specified in the Prospectus referenced below, upon the terms and conditions set forth herein. The term "Subscribed" shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Subscription Offer, and the term "Subscription" shall mean any such submission. The Subscription Offer will expire at 5:00 p.m., New York City time, on ______ __, 2001 (the "Expiration Time"), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which even the term "Expiration Time" shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

         This Subscription Agent Agreement ("Agreement") will define the activities which Continental Stock Transfer and Trust Company ("Continental") will provide to the Company in conjunction with the Subscription Offer.

         The Company filed a prospectus relating to the Rights Shares with the Securities and Exchange Commission under the Securities Act of 1933, as amended, dated _____ __, 2001 (the "Prospectus"). The terms of the Rights Shares are more fully described in the Prospectus, as it was declared effective, and the accompanying Instructions as to Use of Aviation Sales Company Subscription Certificates (the "Instructions"). Copies of the Prospectus, the Instructions and the Notice of Guaranteed Delivery are annexed hereto as Exhibit 1, Exhibit 2, and Exhibit 3, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide Continental with a list of holders of Company common stock as of the Record Date (the "Record Stockholders List").

         The Rights are evidenced by subscription certificates (the "Subscription Certificates"), a copy of the form of which is annexed hereto as
Exhibit 4. The Subscription Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for (a) Rights Shares at the rate of one (1) Right Share for every one (1) Right evidenced by a Subscription Certificate. Each holder of Subscription Certificate (s) who exercises the holder's right to subscribe for all Rights Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate (s) (the "Basic Subscription Privilege") will have the right to subscribe for additional shares of Common Stock, if any, available as a result of any unexcercised Rights (such additional subscription right being referred to hereafter as the "Oversubscription Privilege"). No fractional shares will be issued. In the event that fractional shares would be calculated as a result of the exchange ratios above, the number of Rights Shares to be purchased will be rounded up to the nearest full share. After initially allocating Rights Shares to the holders pursuant to their exercise of their Basic Subscription Privilege, Continental shall allocate any remaining Rights Shares to those holders who (i) exercised their Basic Subscription Privilege in full and (ii) subscribed for Rights Shares pursuant to their Oversubscription Privilege. Reference is made to the Prospectus for a complete description of the Basic

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Subscription Privilege and the Oversubscription Privilege. Rights (and the
Subscription Certificates evidencing them) may be transferred only in the limited circumstances described herein and in the Prospectus.

         The Company hereby appoints Continental as Subscription Agent (the "Subscription Agent") for the Subscription Offer and agrees with Continental as follows:

    1. As Subscription Agent, Continental is authorized and directed to:

         (a) issue the Subscription Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company.

         (b) promptly after Continental received the Record Stockholders List, Continental shall mail or cause to be mailed, by first class U.S. mail, to each holder of Common Stock of record on the Record Date (i) a Subscription Certificate evidencing the Rights to which such stockholder is entitled under the Subscription Offer, (ii) a copy of the Prospectus, (iii) a Letter of Instruction, (iv) a Notice of Guaranteed Delivery and (v) a return envelope addressed to the Subscription Agent.

         (c) accept Subscriptions upon the due exercise of Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the terms of the Subscription Agreement and the Prospectus.

         (d) subject to the next sentence, accept Subscriptions from stockholders whose Subscription Certificates are alleged to have been lost, stolen or destroyed upon receipt by Continental of an affidavit of theft, loss or destruction in form and substance satisfactory to Continental accompanied by payment of the Subscription Price for the total number of Rights Subscribed for. Upon receipt of such affidavit and compliance with any other applicable requirements, stop orders shall be placed on said Subscription Certificates and Continental shall withhold delivery of the Rights Shares Subscribed for until after the Subscription Certificates have expired and it has been determined that the Rights evidenced by the Subscription Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

         (e) accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof or authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person if:

           (i) the Subscription Certificate is registered in the name of a fiduciary and is executed by, and the stock certificate evidencing the Rights Shares are to be issued in the name of, such fiduciary;

           (ii) the Subscription Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the stock certificates representing the Rights Shares are issued in the names of, and are to be delivered to, such joint tenants;

           (iii) the Subscription Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the stock certificate evidencing the Rights Shares are to be issued in the name of such corporation; or

           (iv) the Subscription Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the stock certificate evidencing the Rights Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.


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        (f) accept Subscriptions not accompanied by Subscription Certificates if submitted by a firm having membership in the New York Stock Exchange, Nasdaq National Market or another national securities exchange or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of Rights Subscribed for.

        (g) accept Subscriptions even through unaccompanied by Subscription Certificates under the circumstances and in compliance with the terms and conditions set forth in the Prospectus under the heading "The Rights Offering - Special Procedure Under "Notice of Guaranteed Delivery" Form."

        (h) refer to the Company for a letter of instructions signed by an authorized officer of the Company (a "Letter of Instructions") to acceptance or rejection of, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Section 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Subscription Certificates.

        (i) Upon acceptance of a Subscription, Continental shall:

          (i) hold all monies received in a special account for the benefit of the Company. Promptly following the Expiration Time, Continental shall distribute the funds in such account and issue stock certificates for Rights Shares issuable with respect to the Subscriptions which have been accepted;

          (ii) advise the Company daily by telecopy or by e-mail and confirm by letter to Philip B. Schwartz, Esq., Counsel (the "Company Representative"), with a copy to [Michael C. Brant, Chief Financial Officer] (by telecopy or e-mail), as to the total number of Rights Shares Subscribed for pursuant to the Basic Subscription Privilege, the total number of Rights Shares Subscribed for pursuant to the Oversubscription Privilege, and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone to Philip B. Schwartz, Esq. at (305) 982-5604, confirmed by telecopy, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and

         (iii) as promptly as possible, but in any event on or before 3:30 p.m., New York City time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above the number of Rights Shares Subscribed for pursuant to the Basic Subscription Privilege, the total number of Rights Shares Subscribed for pursuant to the Oversubscription Privilege, the number of Subscription guarantees received and the number of Rights unsubscribed for.

         (j) Upon completion of the Subscription Offer, Continental shall issue certificates for Rights Shares for which Rights holders have Subscribed and whose Subscriptions have been accepted by the Company.

         (k) If a Rights holder exercised his Oversubscription Privilege and is allocated less than all of the additional Rights Shares for which he Subscribed, Continental shall take such action as reasonably requested by the Company to return the excess funds such Rights holder paid for Rights Shares not allocated to him, without interest or deduction.

     2. The Subscription Certificates shall be issued in registered form only. Continental shall keep, or cause to be kept, books for registration of the Subscription Certificates. Such books or records will show the names and addresses of the respective Subscription Certificates and the number of Rights that have been granted, held or exercised.

         (a) As a general matter, neither the Rights nor the Subscription Certificates are transferable and the Subscription Agent is not authorized to recognize the validity of any purported transfer, except that the Rights holder may transfer the Rights in whose name the Subscription Certificates were issued to a Permitted Transferee (as defined below) if such Rights holder has established to the Subscription Agent's satisfaction that the person to whom the Rights Shares are to be delivered is a Permitted Transferee of such Rights holder. Any Subscription Certificate when duly endorsed to a Permitted Transferee of the Transferor thereof shall be deemed negotiable to such Permitted Transferee, and when a Subscription Certificate shall have been so endorsed the Permitted Transferee
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thereof may be treated by the Company, the Subscription Agent and all other persons dealing therewith as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding, but until such transfer is registered in the Subscription Certificate Register, the Company and the Subscription Agent may treat the registered holder thereof as the owner for all purposes.

     (b) Notwithstanding the general prohibition on transfers of rights and Subscription Certificates, Continental is authorized to divide Subscription Certificates upon receipt of an affidavit of a record holder of Rights stating that such record holder is a nominee holder only for multiple beneficial owners and that the Subscription Certificates received do not permit an equitable allocation of Rights among such beneficial owners. In such event, Continental will exchange such originally issued Subscription Certificate for such additional Subscription Certificates as necessary to permit equitable allocation of whole Rights to such beneficial owners to be exercised by the holder of record in the name of such beneficial owners.

     (c) The Transfer Agent is authorized to accept applications to transfer Subscription Certificates only to Permitted Transferees (as defined herein) and to act therein as a Transfer Agent for this limited purpose, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

         (i) if a Subscription Certificate is registered in the name of a fiduciary and is executed by, and the Rights Shares are to be issued in the name of, such fiduciary;

         (ii) if a Subscription Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Rights Shares is issued in the names of, and is to be delivered to, such joint tenants;

         (iii) if a Subscription Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Rights Shares are to be issued in the name of such corporation; or

         (iv) if a Subscription Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the Rights Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

     For purposes of this Agreement, the term "Permitted Transferees" means:
a Rights holder's immediate relatives, i.e., spouse, children and parents; entities wholly owned and controlled by such Rights holder; if the Rights holder is a corporation or a partnership owned or controlled by one person or entity, the person or entity that owns or controls such Rights holder; if the Rights holder is a trust, the settlors, grantors, trustees or beneficiaries of such Rights holder or immediate relatives or entities wholly owned or controlled by such settlors, grantors, trustees or beneficiaries; and transferees by operation of law in the event of death or dissolution of the Rights holder.

     In any transfer, the Subscription Agent may rely on the certification of the Rights holder set forth on the Subscription Certificate that the transferee is a Permitted Transferee. The Subscription Agent may at its option and at the request of the Company shall, request proper showing of the Rights holder's relationship to the transferee, and, if Continental or the Company is not satisfied, it may refuse to acknowledge or give effect to the purported transfer.

     3. Continental will follow its regular procedures to attempt to reconcile any discrepancies between the number of Rights Shares that any Subscription Certificate may indicate are to be issued to a Company stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Continental cannot reconcile such discrepancies by following such procedures, Continental will request a Letter of Instructions from the Company as to the number of Rights Shares, if any, Continental is authorized to issue. In the absence of such instructions, Continental is authorized not to issue any Rights Shares to such stockholder.


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     4. Continental will examine the Subscription Certificates received by it as Subscription Agent to ascertain whether they appear to Continental to have been completed and executed in accordance with the applicable Letter of Instructions. In the event Continental determines that any Subscription Certificate does not appear to have been properly completed or executed, or where any Subscription Certificate does not appear to Continental to be in proper form for Subscription, or any other irregularity in connection with a Subscription appears to Continental to exist, it will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Continental is not authorized to waive any irregularity in connection with a Subscription Certificate, unless it shall have received a Letter of Instructions indicating that any irregularity in such Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, Continental will return to the subscribing stockholder (at Continental's option by either first class mail under a blanket surety bond or insurance protecting Continental and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Subscription Certificate or by registered mail insured separate for the value of such Subscription Certificate) to such stockholder's address as set forth in the Subscription Certificate any Subscription Certificate surrendered in connection therewith and any other documents received with such Subscription Certificate, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Certificate and other documents.

     5. Each document received by Continental relating to its duties hereunder shall be dated and time stamped when received.

     6. (a) The Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all Rights Shares issuable upon the exercise of the Rights at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all pre-emptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

        (b) The Company shall from time to time use its reasonable best efforts to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Subscription Certificates or Rights Shares issued upon exercise of the Rights.

     7. Should any issue arise regarding federal income tax reporting or withholding, Continental will take such action as the Company instructs Continental in writing.

     8. The Company may terminate this Agreement at any time by so notifying Continental in writing. Continental may terminate this Agreement upon 30 days' prior notice to the Company. Upon any such termination, Continental shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding Continental fees and expenses, Continental will forward to the Company or its designee promptly any Subscription Certificate or other document relating to Continental's duties hereunder that Continental may receive after its appointment has so terminated. Sections 10, 11, and 13 of this Agreement shall survive any termination of this Agreement.

     9. As agent for the Company hereunder, Continental:

         (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Continental and the Company;

         (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any Subscription Certificates surrendered to Continental hereunder or
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Rights Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

         (c) shall not be obligated to take any legal action hereunder, if, however, Continental determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose Continental to any expense or liability it shall not be required to act unless Continental shall have been furnished with an indemnity satisfactory to it;

         (d) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Continental and believed by it to be genuine and to have been assigned by the proper party or parties;

         (e) shall not be liable for any recital or statement contained in the Prospectus or any other documents relating thereto;

         (f) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including, without limitation, obligations under applicable securities laws;

         (g) may rely on and shall be fully authorized and protected in acting or failing to act upon Letters of Instructions from the Company with respect to any matter relating to Continental acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

         (h) may consult with counsel satisfactory to Continental and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Continental hereunder in good faith and in accordance with the advice of such counsel;

         (i) may perform any of Continental's duties hereunder either directly or by or through agents or attorneys and Continental shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by Continental hereunder, and

         (j) is not authorized, and shall have no obligation, to pay any brokers, dealers or soliciting fees to any person.

     10. In the event any question or dispute arises with respect to the proper interpretation of the Subscription Offer or Continental's duties hereunder or the rights of the Company or of any Company stockholders surrendering Subscription Certificate pursuant to the Subscription Offer, Continental shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, Continental may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Continental and executed by the Company and each such stockholder and party. In addition, Continental may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all of the Company stockholders and all other parties that may have an interest in the settlement.

     11. Any instructions given to Continental orally, as permitted by any provision of this Agreement, shall be confirmed in writing by a Letter of Instructions from the Company as soon as practicable. Continental shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the Letter of Instructions received in accordance with this Section 11.

     12. Whether or not Subscription Certificate are surrendered to Continental, for its services as Subscription Agent hereunder, the Company shall pay to Continental compensation in accordance with the fee scheduled attached as Exhibit A hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel.

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     13. The Company covenants to indemnify and hold Continental and its officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including, without limitation, any loss, liability, damage or expense incurred for accepting Subscription Agreements tendered without a signature guarantee and the fees and expenses of counsel) incurred (a) without gross negligence or bad faith or (b) as a result of Continental's acting or failing to act upon the Company's instructions, arising out of or in connection with the Subscription Offer, this Agreement or the administration of Continental's duties hereunder, including, without limitation, the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. Continental shall promptly notify the Company of any action, proceeding, suit or claim by letter or telex or facsimile transmission confirmed by letter. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding suit or claim. Anything in this Agreement to the contrary notwithstanding, in no event shall Continental be liable for special, indirect or consequential loss or damages of any kind whatsoever (including, but not limited to, lost profits), even if Continental has been advised of the likelihood of such loss or damage and regardless of the form of action.

    14. If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

    15. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction or incorporation, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation, this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or by laws of the Company or any indenture, agreement or instrument to which it is party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and biding obligation enforceable against the Company pursuant to the terms hereof, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and
(e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offer.

    16. In the event of any inconsistency between this Agreement and terms of the Subscription Offer arise, as they may from to time be amended, the terms of the Subscription Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of Continental as Subscription Agent, which shall be controlled by the terms of this Agreement.

    17. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to Aviation Sales Company, 623 Radar Road, Greensboro, North Carolina 27410, Attention: ____________, or, if to the Subscription Agent, to Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004,
Attention: Reorganization Department, or to such other address as a party hereto shall notify the other party.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws, rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this agreement may not be assigned by any party without the prior written consent of the other party hereto.

    19. No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

         Please acknowledge receipt of this letter and confirm Continental's agreement concerning Continental's appointment as Subscription Agent and Transfer Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and Continental's acceptance of the terms and conditions herein provided shall constitute a binding Agreement between the parties hereto.

                                        Very truly yours,

                                        AVIATION SALES COMPANY

                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:


Accepted as of the date first written above:

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY,
AS SUBSCRIPTION AGENT AND TRANSFER AGENT

By:
     -----------------------------------------
      Name:
      Title: